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                                                                       EXHIBIT 5

         OPINION (AND CONSENT) OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

                               December 27, 2002

Commonwealth Energy Corporation
15901 Red Hill Avenue, Suite 100
Tustin, California 92780

Re:   Commonwealth Energy Corporation
      Options to Purchase Common Stock

Ladies and Gentlemen:

      We have acted as counsel for Commonwealth Energy Corporation, a California corporation (the "Company"), in connection with certain Options to Purchase Common Stock between the Company and certain of its employees as set forth in Annex A hereto (the "Stock Option Agreements"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock (the "Common Stock"), which are to be registered under the Registration Statement (hereinafter defined) and that may be issued and sold pursuant to the Stock Option Agreements will be, when issued and sold in accordance with the Stock Option Agreements, duly authorized, validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about December 27, 2002, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Stock Option Agreements under the Securities Act of 1933, as amended (the "Registration Statement").

                         Respectfully submitted,

                         /s/ PAUL HASTINGS JANOFSKY & WALKER  LLP